Exhibit 5.1

LAW OFFICE OF ANDREW COLDICUTT
1220 Rosecrans Street, PMB 258
San Diego, CA 92106
p. 619.228.4970
e. Andrew@ColdicuttLaw.com

                                                                                                                                                                    Date: February 12, 2014

Board of Directors
SGWOne, Inc.

To Whom it May Concern:

In our capacity as counsel for SGWOne, Inc. (the "Company"), we have participated in the corporate proceedings relative to the issuance by the Company of a maximum of 9,000,000 shares of common stock as set out and described in the Company's Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s By-Laws, (iv) certain resolutions of the Company’s board of directors and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we opine that:

I.
The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws;

II.	The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

III.	5,000,000 shares of common stock being offered by the Company, once issued, will be duly authorized, validly issued, fully paid and non-assessable; and,

IV.	The 4,000,000 shares of common stock being offered by the selling shareholders are duly authorized, validly issued, fully paid and non-assessable.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Andrew Coldicutt
Andrew Coldicutt, Esq.

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106